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                                                                   EXHIBIT 23(a)

                         Independent Auditors' Consent



The Board of Directors,
Nexell Therapeutics Inc.:

We consent to incorporation by reference in the registration statements
(No. 333-3106 and No. 333-15693) on Form S-8 and registration statements
(No. 333-25469 and No. 333-78175) on Form S-3 of Nexell Therapeutics Inc. of our report dated February 4, 2000, relating to the consolidated balance sheets of Nexell Therapeutics Inc. and subsidiaries (formerly VIMRx Pharmaceuticals, Inc.) as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, and the related schedule, which report appears in the December 31, 1999 annual report on Form 10-K of Nexell Therapeutics Inc.



/s/ KPMG LLP
Orange County, California
March 29, 2000